EXHIBIT 23.1(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citizens, Inc.:
We consent to the use of our report dated March 16, 2006, with respect to the consolidated statement of financial position as of December 31, 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, and all related financial statement schedules, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
June 5, 2007